EXHIBIT 10.1.2

SECOND
AMENDED AND RESTATED MANAGEMENT AGREEMENT

     SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of January 1, 2004, by and among SPECIALTY TRUST, INC. (formerly Specialty Mortgage Trust, Inc.), a Maryland corporation (the “Company”), and SPECIALTY FINANCIAL, a Nevada corporation (the “Manager”), with respect to the following:

W I T N E S S E T H:

     WHEREAS, the Company has retained the Manager to manage the investments of the Company and to perform certain other services for the Company pursuant to the Amended and Restated Management Agreement, dated as of May 19, 2000, as amended by the First Amendment thereto, dated as of May 22, 2001; and

     WHEREAS, the Company intends to continue to invest in mortgage loans and expects to continue to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the Company desires to continue to retain the Manager to manage the investments of the Company and to perform certain administrative services for the Company in the manner and on the terms set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. Definitions. Terms used but not defined herein shall have the respective meanings assigned them below:

     (a) “Affiliate” means, with respect to any person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such person.

     (b) “Code” means the Internal Revenue Code of 1986, as amended.

     (c) “Governing Instruments” means the articles or certificate of incorporation or other charter, as the case may be, and bylaws of the Company and its subsidiaries.

     (d) “Mortgage loans” means loans secured by mortgages or deeds of trust on real estate properties.

     (e) “REIT” means Real Estate Investment Trust as defined under Section 856 of the Code.

     (f) “REIT Provisions of the Code” means Sections 856 through 860 of the Code.

     (g) “Unaffiliated Directors” shall mean those members of the Board of Directors of the Company who are not officers or employees of the Company nor officers, directors or Affiliates of the Manager.

     SECTION 2. General Duties of the Manager.

     (a) Administrative Services Provided by the Manager. The Manager will be responsible for the day-to-day operations of the Company and will perform such services and activities relating to the assets and operations of the Company as may be appropriate, including:

          (i) representing the Company in connection with the origination or purchase of mortgage loans;

          (ii) in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company;

          (iii) furnishing reports and statistical and economic research to the Company regarding the Company’s estate lending activities and the performance of its portfolio of mortgage loans;

          (iv) administering the day-to-day operations of the Company and performing administrative functions necessary in the management of the Company, including the collection of revenues, the payment of the Company’s expenses, debts and obligations and the maintenance of appropriate computer services to perform such administrative functions;

          (v) counseling the Company in connection with policy decisions to be made by the Board of Directors;

          (vi) assisting the Company in its use of leverage to finance mortgage loan acquisitions;

          (vii) overseeing the servicing of the Company’s mortgage loans;

          (viii) establishing underwriting, appraisal and quality control procedures for the mortgage loans of the Company;

          (ix) conducting a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage loans, security instruments and other pertinent documents in the mortgage file;

          (x) providing the Company with data processing, legal and administrative services to the extent required to implement the business strategy of the Company;

          (xi) providing all actions necessary for compliance by the Company with all federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

          (xii) providing all actions necessary to enable the Company to make required federal, state and local tax filings and reports and generally enable the Company to maintain its status as a REIT, including soliciting stockholders for required information to the extent required by the REIT Provisions of the Code;

          (xiii) communicating on behalf of the Company with the stockholders of the Company as required to satisfy any reporting requirements and to maintain effective relations with such stockholders; and

          (xiv) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

     (b) Administrative Services Provided by Subcontractors. The Manager may enter into subcontracts with other parties to provide any such services to the Company.

     (c) Cooperation of the Company. The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations hereunder. The Company further agrees to make available all materials reasonably required to enable the Manager to satisfy its obligations to deliver financial statements and any other information or reports with respect to the Company pursuant to the Securities Purchase Agreement.

     (d) Sale of Mortgage Loans. The Manager agrees that it will not cause the Company to sell any of its Mortgage Loans, whether such loans were acquired from the Manager or another source, without obtaining the prior consent of a majority of the Unaffiliated Directors of the Company.

     SECTION 3. Additional Activities of Manager. Nothing herein shall prevent the Manager or any of its officers, directors, employees or Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments which meet the principal investment objectives of the Company, except that the Manager and its officers, directors and employees shall not provide any such services to any mortgage REIT other than the Company or another REIT sponsored by the Manager or its Affiliates which has operating policies and strategies different in one or more material respects from those of the Company, as confirmed by a majority of the Unaffiliated Directors. Compensation to the Manager for any such services shall be on an arm’s-length basis and at a rate no higher than the rate at which such services would be available from a third party. Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. It is expressly contemplated that the Company’s Mortgage Loans will be serviced by the Manager acting as servicer pursuant to the Master Loan Participation and Servicing Agreement, dated as of February 6, 2001, as amended from time to time.

     SECTION 4. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company.

     SECTION 5. Records. The Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours.

     SECTION 6. Compensation of the Manager.

     (a) Base Management Fee. The Manager will receive a monthly asset management fee (the “base management fee”) at a per annum rate equal to one-half of one percent applied to the total Mortgage Asset Portfolio held by the Company at the end of the preceding calendar quarter. “Mortgage Asset Portfolio” means assets included on the balance sheet as Mortgage Loans Held for Investment, net; Land Held for Residential Development; and Real Estate Owned, all as set forth in the Company’s Form 10-Q or 10-K Reports, as applicable.

     (b) Incentive Compensation. The Company will also pay to the Manager an incentive compensation fee (the “incentive fee”) for each fiscal quarter, an amount equal to 50% of the amount by which Taxable Income of the Company for such quarter, before deduction of such incentive compensation, exceeds the Threshold Return times the Net Worth for such quarter. The incentive fee calculation and payment will be made quarterly in arrears and will be subject to an annual adjustment as set forth in (c) below. For such calculations, the “Taxable Income” of the Company means the taxable income of the Company before the Manager’s incentive fee, the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for the Company’s interest expenses for borrowed money is taken when calculating Taxable Income. The “Threshold Return” will be a per annum target percentage rate of return set by mutual agreement between the Manager and the Unaffiliated Directors of the Company for each calendar year beginning with the year 2004. “Net Worth” for any period means the sum of the gross proceeds from all prior offerings of its equity securities by the Company, after deducting expenses and costs relating to such offerings (or for any period in which new equity securities are issued, the arithmetic weighted average for the period of the prior offering proceeds and the new proceeds), plus the Company’s beginning retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments such as accumulated other comprehensive gain (loss)). The incentive fee payments to the Manager are made before any income distributions are made to stockholders of the Company.

     (c) Payment.

          (i) Base Management Fee. The Manager’s base management fee shall be calculated by the Manager within 15 days after the end of each month, and such fee shall be promptly delivered to the Company following the delivery to the Company of the Manager’s written statement setting forth the calculation. For each month in which such calculation is made prior to the filing of the applicable Form 10-Q or 10-K Report containing the balance sheet as of the end of the preceding calendar quarter, such monthly calculation and payment shall be based on the Manager’s estimate of the Mortgage Asset Portfolio. For the remaining months of the quarter, such monthly calculation shall be based on the balance sheet items comprising the Mortgage Asset Portfolio as shown in the applicable Form 10-Q or 10-K. Any required adjustments to prior months’ fees resulting from a difference between the Manager’s estimate of the Mortgage Asset Portfolio and the amount thereof as reflected in the related Form 10-Q or 10-K shall be paid by the Company or the Manager within 15 days after the Form 10-Q or 10-K Report is filed.

          (ii) Incentive Fee. The Manager’s incentive fee shall be calculated by the Manager within 15 days after the filing of the related Form 10-Q or 10-K, and such fee shall be delivered to the Manager promptly following the delivery to the Company of the Manager’s written statement setting forth the calculation.

     Within 45 days after the filing of the related Form 10-K containing the audited financial statements for the applicable fiscal year, the Manager shall calculate an amount equal to 50% of the amount by which Taxable Income for the fiscal year exceeds the Threshold Return times the Net Worth for the fiscal year (the “Annual Amount”). To the extent the Annual Amount exceeds the sum of the incentive fees paid for four fiscal quarters of the related fiscal year, such excess shall be promptly paid by the Company to the Manager. Any excess of the incentive fees so paid over the Annual Amount shall be promptly paid by the Manager to the Company.

     SECTION 7. Expenses of the Company.

     (a) Expenses Borne by the Manager. Without regard to the compensation received hereunder by the Manager, the Manager shall bear the following expenses:

          (i) Employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans;

          (ii) Rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses (such as asset/liability software, modeling software and other software and hardware) of the Manager needed in order to perform its duties as set forth herein;

          (iii) Bookkeeping fees and expenses including any costs of computer services, other than in connection with communications to security holders of the Company;

          (iv) Miscellaneous administrative expenses incurred in supervising and monitoring the Company’s investments or any subsidiary’s investments or relating to performance by the Manager of its functions hereunder;

          (v) Fees and expenses paid to advisors and independent contractors, consultants, managers, and other agents engaged by the Manager for the account of the Company or any subsidiary of the Company;

          (vi) Expenses connected with the acquisition of the Company’s assets and mortgage loans;

          (vii) Expenses related to the servicing and subservicing of mortgage loans; and

          (viii) Travel and related expenses of personnel of the Manager when attending meetings or performing other business activities which relate to the Company or any subsidiary of the Company.

     (b) Expenses Borne by the Company. The Company or any subsidiary of the Company shall pay all of its expenses except those which are the specific responsibility of the Manager pursuant to this Agreement; and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall not be paid by the Manager:

          (i) The cost of the borrowed money;

          (ii) All taxes applicable to the Company or any subsidiary of the Company including interest and penalties thereon;

          (iii) Legal, accounting and auditing fees and expenses relating to the Company’s or any subsidiary’s operations;

          (iv) Expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company exclusive of the office of the Manager;

     (v) Expenses connected with the ownership and disposition of the Company’s or any subsidiary’s assets, including, but not limited to, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company;

          (vi) Legal, audit, accounting, underwriting, brokerage, listing, rating agency, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any subsidiary’s equity securities or debt securities;

          (vii) The expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company;

          (viii) All insurance costs incurred in connection with the Company or any subsidiary of the Company;

          (ix) Expenses connected with payments of dividends or interest or distributions in any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

          (x) Expenses connected with the structuring of the issuance of mortgage securities by the Company or any subsidiary of the Company, including but not limited to trustee’s fees, insurance premiums, and costs of required credit enhancements;

          (xi) Travel and related expenses of the directors of the Company when attending meetings or performing other business activities which relate to the Company;

          (xii) All expenses of third parties connected with communications to holders of equity securities or debt securities of the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any subsidiary’s securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

          (xiii) Transfer agent’s and registrar’s fees and charges;

          (xiv) Fees and expenses paid to trustees or directors of the Company or any subsidiary of the Company, the cost of director and officer liability insurance and premiums for fidelity and errors and omissions insurance;

          (xv) Any judgment rendered against the Company or any subsidiary of the Company, or against any trustee or director of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such trustee or director, or any court or governmental agency; and

          (xvi) Other miscellaneous expenses of the Company or any subsidiary of the Company which are not specified expenses of the Manager under this Agreement.

     SECTION 8. Limits of Manager Responsibility; Indemnification.

     The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, any subsidiary of the Company, its subsidiary’s stockholders or the Unaffiliated Directors for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement. The Company and its subsidiaries shall reimburse, indemnify and hold harmless the Manager, its directors, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions of the Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Manager’s duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     SECTION 9. Term; Termination Fee.

     (a) This Agreement shall commence on the date of the first closing of the Company’s private placement and shall continue in force until the third anniversary of such date, and thereafter it shall be renewed automatically for successive one-year periods unless a notice of non-renewal is timely delivered as described below.

     (b) In addition to such further liability or obligation of either party to the other due upon termination of this Agreement, if this Agreement is terminated without cause (as “cause” is defined below), the Company shall pay the Manager a termination fee in an amount equal to the greater of (i) the fair market value of this Agreement determined by an independent appraisal or (ii) four percent (4%) of the mortgage loan portfolio of the Company. Such appraisal shall be conducted by a nationally recognized appraisal firm mutually agreed upon by the parties and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following delivery of the notice of non-renewal, then each party shall, as soon as reasonably practicable, but in no event more than 45 days following delivery of the notice of non-renewal, choose a nationally-recognized independent appraisal firm to conduct an appraisal. In such event, (i) the fair market value amount shall be deemed to be the average of the appraisals as conducted by each party’s chosen appraiser and (ii) each party shall pay the costs of its appraiser so chosen. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers. The termination fee payable by the Company shall be paid within 30 days following receipt of the final appraisal to be obtained hereunder.

     SECTION 10. Termination by Company for Cause. At the option of the Company, this Agreement shall be and become terminated upon written notice of termination to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for “cause”):

     (a) if a majority of the Unaffiliated Directors determines that the Manager has violated this Agreement in any material respect and, after notice of such violation, the Manager has failed to cure such violation within 60 days; or

     (b) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 60 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days. If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

     SECTION 11. Action Upon Termination. From and after the effective date of termination of this Agreement, except as otherwise specified in of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination, including accrued and unpaid incentive compensation. Upon such termination, the Manager shall forthwith:

     (a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

     (b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company; and

     (c) deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

     SECTION 12. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than the later to occur of (i) 30 days following such request and (ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party. The Manager shall not be liable to the Company, any subsidiaries of the Company, the unaffiliated Directors, or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Company and any subsidiary of the Company shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any subsidiary of the Company unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute bad faith, willful misconduct, gross negligence or reckless disregard of its duties. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under this Agreement.

     SECTION 13. Representations and Warranties.

     (a) The Company hereby represents and warrants to the Manager as follows:

          (i) The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

          (ii) The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Manager hereunder to secure the Manager’s obligations to its lenders).

     (b) The Manager hereby represents and warrants to the Company as follows:

          (i) The Manager is duly organized, validly existing and in good standing under the laws of Nevada, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

          (ii) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been and each instrument or document required hereunder will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets, or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

     SECTION 14. Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefore or (3) upon actual receipt of registered or certified mail, postage prepaid. The parties may deliver to each other notice by electronically transmitted facsimile copies (“FAX”) provided that such FAX notice is followed within twenty-four (24) hours by any type of notice otherwise provided for in this paragraph. Any notice shall be duly addressed to the parties as follows:

(a)	If to the Company:

6160 Plumas Street
Reno, Nevada 89509
Attn: Board of Directors
Fax: (775) 826-0166

(b)	If to the Manager:

6160 Plumas Street
Reno, Nevada 89509
Attn: Nello Gonfiantini
Fax: (775) 826-0166

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address.

     SECTION 15. Assignments. Except as set forth in this section, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager (other than the pledge of amounts payable to the Manager hereunder to secure the Manager’s obligations to its lenders), unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

     SECTION 16. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     SECTION 17. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Nevada.

     SECTION 18. Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     SECTION 19. Execution in Counterparts. This Agreement may be executed in any number of counterparts.

     SECTION 20. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPECIALTY TRUST, INC.

By:

Its:

SPECIALTY FINANCIAL

By:

Its: